Transfer Agent and Shareholder Services Fee Letter

for

the AMF Funds each a series of

Asset Management Fund

This Transfer Agent and Shareholder Services Fee Letter (this “Fee Letter”) applies to the Services provided by Ultimus Fund Solutions, LLC (“Ultimus”) to Asset Management Fund (the “Trust”) for the AMF Funds listed on Schedule A (individually referred to herein as a “Fund” and collectively as the “Funds”) pursuant to that certain Master Services Agreement dated June 6, 2017, and the Transfer Agent and Shareholder Services Addendum dated June 6, 2017 (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

1.	Fees

1.1.	For the Transfer Agent and Shareholder Services provided under the Transfer Agent and Shareholder Services Addendum, Ultimus shall be entitled to receive a fee and reimbursable expenses from the Trust, the Funds, or the Adviser (as hereinafter defined) on the first business day following the end of each month, or at such time(s) as Ultimus shall request and the parties hereto shall agree, computed with respect to each Fund as follows:

Base Annual Fee
Annual fee per Fund’s first share class	[Intentionally Omitted]
Each Additional Class	[Intentionally Omitted]
Annual fee per open shareholder account*	[Intentionally Omitted]
Annual fee per open NSCC account (ML3 and ML0)*	[Intentionally Omitted]
Annual fee per closed account	[Intentionally Omitted]
PowerAgent License Fee (annually)	[Intentionally Omitted]
CUSIP Setup Fee	[Intentionally Omitted]

[ ] uTRANSACT Fees (web portal) (check applicable fees)
Small Fund (Management company with less than 1,000 total accounts)
[ ] One-time implementation fee	[Intentionally Omitted]
[ ] Ongoing annual fee	[Intentionally Omitted]
[ ] Overall Activity Fee**	[Intentionally Omitted]
Asset Allocation Modeling
[ ] One-time implementation fee	[Intentionally Omitted]
[ ] Ongoing annual fee	[Intentionally Omitted]

Large Fund (Management company with 1,000 total accounts or greater)
[ ] One-time implementation fee	[Intentionally Omitted]
[ ] Ongoing annual fee	[Intentionally Omitted]
[ ] Overall Activity Fee**	[Intentionally Omitted]
Asset Allocation Modeling
[ ] One-time implementation fee	[Intentionally Omitted]
[ ] Ongoing annual fee	[Intentionally Omitted]

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FP Only, View Only
[ ] One-time implementation fee	[Intentionally Omitted]
[ ] Ongoing annual fee	[Intentionally Omitted]

[ ] PLAID Fees (instant bank verification) (check applicable fees)
Small Fund (Management company with less than 1,000 total accounts)
[ ] One-time setup fee	[Intentionally Omitted]
[ ] Ongoing annual fee	[Intentionally Omitted]
Large Fund (Management company with 1,000 total accounts or greater)
[ ] One-time setup fee	[Intentionally Omitted]
[ ] Ongoing annual fee	[Intentionally Omitted]

Web Configuration (e.g., campaign updates, marketing changes, etc.)	[Intentionally Omitted]

AML Reporting Fee (billed prorated monthly)	[Intentionally Omitted]

[ ] Regulatory Emailing Campaigns Fee (check if applicable)	[Intentionally Omitted]

Real Time Cash (check applicable fees)
[ ] Monthly fee per CUSIP	[Intentionally Omitted]

[ ] API Connectivity Fees (check applicable fees)
[ ] Implementation fee	[Intentionally Omitted]
[ ] Ongoing maintenance fee (monthly)	[Intentionally Omitted]

Ad Hoc Services and Fees
Vision Feeds (check applicable fees)
[ ] Initial Setup	[Intentionally Omitted]
[ ] Ongoing maintenance fee (monthly)	[Intentionally Omitted]

File Feeds (ex. Omni/SERV, Sales and Reporting, etc.)
Initial Setup (per file)	[Intentionally Omitted]
Ongoing maintenance fee (monthly, per file)	[Intentionally Omitted]

[ ] DTCC AIP Service Fee	[Intentionally Omitted]

Event Processing (mergers, liquidations, name change, CUSIP change, etc.)	[Intentionally Omitted]
Fund Liquidations	[Intentionally Omitted]
Periodic Fee Jobs (Green Fee, Low Balance, etc.)	[Intentionally Omitted]
Ad Hoc Report Requests***	[Intentionally Omitted]

Service and Transaction Fees

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Call Fee	[Intentionally Omitted]
Manual Transaction Fee	[Intentionally Omitted]

Dealer Loss Reclaim	[Intentionally Omitted]
Capital Calls/Tender/Repurchase Processing	[Intentionally Omitted]

Shareholder Fees****
Annual IRA Custodial Fee	[Intentionally Omitted]
Removal of excess contribution or Roth conversion/recharacterization	[Intentionally Omitted]
Outbound Wire	[Intentionally Omitted]
Returned ACH/Bounced Check	[Intentionally Omitted]
IRA Withdrawal Fee (transfer or redemption)	[Intentionally Omitted]
Overnight Delivery	[Intentionally Omitted]
Statement Retrieval Fee	[Intentionally Omitted]

*	Open account fee to be charged through tax reporting season the year following account liquidation.
**	An authentication is generally required at initial login for each unique device and when making updates to security options.
***	Highly complex report development is subject to hourly programming fees.
****	Fee may be passed through to shareholders of the Fund(s).

1.2.	Special Reports/Programming Fees: All special reports analyses and/or programming requested by a Fund or the Trust under this Agreement shall be subject to an additional programming charge. The current rate as of the date of this Agreement is $250.00 per hour and is subject to change.

1.3.	MFPS I/MFPS II Fees

One-time Fees: [Intentionally Omitted]

Ongoing (Monthly) Fees:

MFPS I (only): [Intentionally Omitted] (paid to NSCC) MFPS II (includes MFPS I):

No. of CUSIPS	Paid to Ultimus	Paid to NSCC*	Total
0-5	$75	$250	$325
6-10	$100	$250	$350
11-20	$200	$250	$450
21-25	$250	$250	$500
26-35	$350	$1,250	$1,600
36-50	$450	$1,250	$1,700
51+	$550	$1,250	$1,800

*	Prices reflect current NSCC pricing and are subject to change.

The parties hereto acknowledge and agree that Ultimus shall bear no liability with respect to the accuracy of data entered into MFPS II and that the pricing as set forth herein is premised upon this limitation of liability.

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1.4.	[ ] MARS Rule 22c-2 Compliance Management Fees (check if applicable)

Average Trades Per Month	Additional Monthly Data Cleaning Fee In Addition To The Base Fee
TBD	TBD

1.5.	[ ] SalesFocus Solutions/MARS Fees (check if applicable)

The Adviser will be obligated to pay the following SalesFocus Solutions/MARS-related fees.

Average Trades Per Month	Additional Monthly Data Cleaning Fee In Addition To The Base Fee
TBD	TBD

1.6.	The Trust, the Funds, or the Adviser agree to pay all fees within 30 days of receipt of each invoice. Ultimus retains the right to charge interest of 1.5% on any amounts that remain unpaid beyond such 30-day period. Acceptance of such late charge shall in no event constitute a waiver by Ultimus of the Trust’s, the Funds’, or the Adviser’s default or prevent Ultimus from exercising any other rights and remedies available to it.

All services listed above with a check box that are used by the Trust or Funds will be billed by Ultimus in accordance with the listed fees, even if not checked.

2.	Reimbursable Expenses

In addition to the above fees, the Trust, the Funds, or the Adviser will reimburse Ultimus or pay directly certain expenses incurred on the Funds’ behalf, including, but not limited to, postage, confirmations, statement and confirmation development, shareholder applications and forms, printing, telephone lines, Internet access fees, bank service charges, stationery, envelopes, check printing and writing, AML verification, record retention, lost shareholder search, VRU maintenance and development, Fund specific Fund/Serv and Networking costs, and other industry standard transfer agent expenses. For the avoidance of doubt, and notwithstanding anything herein to the contrary, the Trust, the Funds, or the Adviser agrees to reimburse Ultimus for expenses incurred by Ultimus in the production and dissemination of trade confirmations, account statements, and tax forms.

3.	Term
3.1.	Initial Term. The initial term for the Funds shall continue in effect from the Agreement Effective Date through the end of the 60th month thereafter, unless earlier terminated under Section 3.3 below, until the expiration of the Master Services Agreement’s Initial Term (the “Initial Term”).

3.2.	Renewal Terms. After the Initial Term, this Fee Letter shall automatically renew for successive two-year periods (each a “Renewal Term”) unless Ultimus, the Trust, or the Adviser gives written notice of termination at least 150 days prior to the end of the Initial Term or the then-current Renewal Term.
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3.3.	Termination. Ultimus or the Trust may terminate the Agreement entirely or on behalf of a Fund as set forth in the Agreement. Any such termination shall be treated as a termination of this Fee Letter with respect to each Fund as to which the termination applies, in which case the subject Fund(s) or the Adviser shall be responsible for payment of any amounts required to be paid under the Agreement, including, without limitation, any applicable Early Termination Fee, any reimbursements for cash disbursements made by Ultimus and any fee for deconversion or liquidation services.

3.4.	Early Termination. Any Early Termination under the Agreement with respect to transfer agency services shall subject the subject Fund(s) or the Adviser to paying an “Early Termination Fee” equal to the fee amounts due to Ultimus through the end of the then-current term as calculated in this Fee Letter, including the repayment of any negotiated discounts provided by Ultimus during the then-current term.

3.5.	Deconversion. Ultimus will cooperate with any reasonable request of the Trust to effect a prompt transition to a new service provider selected by the Trust. In consideration for which, Ultimus shall be entitled to collect from the Trust or the Adviser the amount of all of Ultimus’ cash disbursements reasonably made for services in connection with Ultimus’ activities in effecting such transition, including, without limitation, the delivery to the Trust or its designees of the Trust’s property, records, instruments, and documents, and a fee for transfer agency deconversion services of not less than $20,000.

3.6.	Liquidation. In the event any Fund is liquidated, Ultimus shall be entitled to collect from the Trust or the Adviser the amount of all of Ultimus’ cash disbursements reasonably made for services in connection with Ultimus’ activities in effecting such liquidation, including, without limitation, the delivery to the Trust or its designees of the Trust’s property, records, instruments, and documents, and a reasonable fee for transfer agency liquidation services of not less than $1,500 per Fund.

3.7.	Restructuring. In the event any Fund undergoes a restructuring event, including, without limitation, any merger, acquisition, or reorganization event, which does not involve transition to a new service provider as would a deconversion, but does require Ultimus to perform transfer agency services outside of the ordinary course, Ultimus shall be entitled to collect from the Trust or the Adviser a transfer agency restructuring fee of not less than $10,000, which shall be in addition to any hourly event processing charge that Ultimus is permitted to charge.

4.	Fee Increases

On each anniversary date of the Agreement, Ultimus will increase the fees set forth in this Fee Letter by an amount not to exceed the average annual change for the prior calendar year in the Consumer Price Index for All Urban Consumers - All Items (seasonally adjusted)2 plus 1.5%.

5.	Amendment

The parties may only amend this Fee Letter by written amendment signed by all the parties.

Signatures are located on the next page.

[2]	Using 1982-84=100 as a base, unless otherwise noted in reports by the Bureau of Labor Statistics.
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The parties duly executed this Transfer Agent and Shareholder Services Fee Letter dated May 20, 2025.

	Asset Management Fund on its own behalf and on behalf of the Funds		Ultimus Fund Solutions, LLC

By:	/s/ David Bunstine	By:	/s/ Gary Tenkman
Name:	David Bunstine	Name:	Gary Tenkman
Title:	President	Title:	Chief Executive Officer

The undersigned investment adviser (the “Adviser”) for the AMF Funds hereby acknowledges and agrees to the terms of the Agreement.

System 2 Advisors, L.P.

By:	/s/ Frank Lopez
Name:	Frank Lopez
Title:	Compliance and Operations Officer
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